EXHIBIT 5.1

July 16, 2008

North American Scientific, Inc.
20200 Sunburst Street
Chatsworth, California 91311

Re: North American Scientific, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 to be filed by North American Scientific, Inc., a Delaware corporation (the “Company”), with the Commission (as may be amended or supplemented, the “Registration Statement”), in connection with the registration under the Securities Act of 1933 of an aggregate of 13,976,370 shares of Common Stock of the Company, $0.01 par value (the “Securities”). All of the Securities are being registered on behalf of certain stockholders or warrant holders of the Company (the “Selling Stockholders”). The Securities include 12,601,628 shares of Common Stock (the “Issued Securities”) that are held by the Selling Stockholders and 1,374,742 shares of Common Stock (the “Warrant Securities”) issuable upon the exercise of warrants held by the Selling Stockholders. The Securities may be sold from time to time for the account of the Selling Stockholders set forth in the Registration Statement.

We have examined the proceedings heretofore taken and are familiar with additional proceedings proposed to be taken by you in connection with the authorization, issuance and sale of the Securities.

Based on the foregoing, it is our opinion that the Issued Securities have been legally issued, fully paid and non-assessable, and, assuming that the full consideration for the Warrant Securities has been received by the Company, it is our opinion that the Warrant Securities, when issued and sold in accordance with the terms of the underlying warrants, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,
/s/ STRADLING YOCCA CARLSON & RAUTH
a professional Corporation